EXHIBIT 99.1

Tuesday September 18, 3:07 pm Eastern Time

                                  Press Release

SOURCE: NuWay Energy Inc.

NuWay Energy Purchases Interest in Major Gas Project

IRVINE, Calif.--(BUSINESS WIRE)--Sept. 18, 2001--NuWay Energy Inc. (Nasdaq:NWAY
- news) is pleased to announce, that through its two newly formed subsidiaries, it has purchased a 20% working interest in Westlinks Resources, Ltd.'s Altares gas project in Northeast British Columbia.

The Capital investment is $874,000 payable in cash. The acquisition includes a working interest in a rolling option on 10,000 acres of land and 20% interest in over 5,700 acres of additional land. The investment also includes the farm in fees as well as the capital required to drill the first two commitment wells on the 10,000 acres.

Westlinks, the operator and 40% working interest owner in the prospect, commenced drilling on its Altares project in Northeast British Columbia on August 28th. Reg Greenslade, Westlinks' Chief Executive Officer, stated, "This is by far the most significant prospect the company has ever drilled. If successful, it will become the major focus for our company."

There is an existing gas well offsetting this lease, which is producing about
1.5 mmcf per day from one zone. There are five potential zones of gas production. If the well currently being drilled is successfully completed, it is only 500 yards from an existing pipeline and can be put on line quickly.

William Bossung, chief operating officer of NuWay Energy Inc., stated, "We feel extremely fortunate to participate in such a significant gas project. If the well currently being drilled is successful, it will allow NuWay Energy to develop a combined total of 15,750 acres of gas properties over the next few years. Although there may be gas shows in one or more of the 5 zones during drilling, the well is expected to reach total depth and be tested by the first week in October."

Northeast British Columbia is a major gas discovery area in Canada. The Altares project is located five miles from the Petro Canada, Kobes Creek gas pool which gas produced in excess of 200 Bcf to date. Several major production and exploration companies are actively exploring near NuWay's Altares lands. These companies include Anadarko, Calpine, Talisman, Petro Canada, and Husky. Gas produced from the area is transported via the West Coast Pipeline System to Washington, Oregon and California.

NuWay Energy has committed to drill a second well, regardless of the initial results, on the southern part of the lease block just offsetting over 5,700 acres, which it acquired through the Crown land sale last month. There are five potential zones of gas production in the area ranging from the Bluesky at 4,000 feet to the Halfway zone at 6,800 feet. The geological data indicates the

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potential for a minimum of 5 to 7 additional drilling locations. Each of the wells has potential production capability of between 3 to 5 mmcf per day with reserves estimated to be in the 3 to 10 BCF per well.

Statements regarding anticipated oil and gas production and other oil and gas operation activities, including the costs and timing of those activities, are "forward-looking statements." These statements involve risks that could significantly impact NuWay Energy. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks commonly associated with the exploration and development of oil and gas properties.

Contact:

     NuWay Energy Inc., Irvine
     Todd Sanders, 949/553-8002
     http://www.nuwayenergy.com

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